UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2025

Farmers and Merchants Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55756	81-3605835
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

4510 Lower Beckleysville Road, Suite H, Hampstead, MD	21074
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 374-1510

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Material Definitive Agreement.

On September 25, 2025, Farmers and Merchants Bancshares, Inc. (the “Company”) entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company issued and sold $12,500,000 million in aggregate principal amount of its 7.875% Fixed to Floating Rate Subordinated Notes due September 25, 2035 (the “Notes”). The Notes were issued by the Company at a price equal to 100% of their face amounts. The Company intends to use the net proceeds from the offering to repay the outstanding balance of approximately $10,019,442 due under that certain Term Note, dated as of September 30, 2020, issued by the Company to First Horizon Bank in the original principal amount of $17,000,000 and for general corporate purposes. The Purchase Agreement contains customary representations, warranties, and covenants made by the Company, on the one hand, and the several purchasers party thereto, severally and not jointly, on the other hand.

The Notes have stated maturity dates of September 25, 2035 (the “Maturity Date”). From and including the original issue date of the Notes (the “Issue Date”) to but excluding September 26, 2030 or the date of earlier redemption, the Company will pay interest on the Notes semi-annually in arrears on March 26th and September 26th of each year at a fixed interest rate of 7.875% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, beginning on March 26, 2026. From and including September 26, 2030, to, but excluding, the Maturity Date or the date of earlier redemption (the “Floating Rate Period”), the Company will pay interest on the Notes at a floating interest rate at the Three-Month Term SOFR (as defined in the Notes), reset quarterly, plus 458 basis points, computed on the basis of a 360-day year and the actual number of days elapsed. During the Floating Rate Period, the Company will pay interest on the Notes quarterly in arrears on March 26th, June 26th, September 26th, and December 26th of each year, beginning on December 26, 2030. Notwithstanding the foregoing, if the Three-Month Term SOFR rate is less than zero, then the Three-Month Term SOFR rate shall be deemed to be zero.

The Notes were offered and sold by the Company in a private placement transaction to certain qualified institutional buyers and institutional accredited investors in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

The Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes are not subject to redemption at the option of the holder. Prior to September 26, 2030, the Company may redeem the Notes, in whole or in part, only under certain limited circumstances set forth in the Notes. On or after September 26, 2030, the Company may redeem the Notes, in whole or in part, at its option, on any Interest Payment Date (as defined in the Notes). Any redemption by the Company would be at a redemption price equal to 100% of the principal amount of the Notes being redeemed, together with any accrued and unpaid interest on the Notes being redeemed to but excluding the date of redemption. Any redemption of the Notes will be subject to the receipt of any and all required federal and state regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System to the extent then required under applicable laws or regulations.

The payment of principal and interest on the Notes is subject to acceleration only in limited circumstances in the case of certain bankruptcy and insolvency-related events with respect to the Company. The Notes are general unsecured, subordinated obligations of the Company and rank junior to all of its existing and future Senior Indebtedness (as defined in the Notes). The Notes are obligations of only the Company and are not obligations of, and are not guaranteed by, any of its subsidiaries, including Farmers and Merchants Bank. Further, the Notes are intended to qualify as Tier 2 capital of the Company for regulatory capital purposes.

The foregoing descriptions of the Purchase Agreement and the Notes are only summaries and are qualified in their entireties by reference to the complete text of such documents, forms of which are attached as Exhibit 10.1 and Exhibit 4.1 respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits furnished with this report are listed in the following Exhibit Index:

Exhibit No.	Description

4.1	Form of 7.875% Fixed to Floating Rate Subordinated Note Due September 25, 2035 issued by Farmers and Merchants Bancshares, Inc. (filed herewith).
10.1	Form of Subordinated Note Purchase Agreement, dated as of September 25, 2025, by and among Farmers and Merchants Bancshares, Inc. and the purchasers named therein (filed herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMERS AND MERCHANTS BANCSHARES, INC.

Dated: September 25, 2025	By:	/s/ Gary A. Harris
Gary A. Harris President & CEO